Exhibit 99.1

News Release Sunoco Logistics Partners L.P. 1735 Market Street Philadelphia, PA 19103-7583

For further information contact:	FOR IMMEDIATE RELEASE
Thomas Golembeski (media) 215-977-6298	April 14, 2009
Neal Murphy (investors) 215-977-6322

No. 09

SUNOCO LOGISTICS PARTNERS L.P. INCREASES

AND PRICES OFFERING OF COMMON UNITS

PHILADELPHIA, April 14, 2009 - Sunoco Logistics Partners L.P. (NYSE: SXL), announced today that it has increased its previously announced public offering of 2,000,000 common units to 2,200,000 common units and has priced the offering at $50.60 per unit. The Partnership granted the underwriters an option to purchase up to 330,000 common units. The offering was made pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. The Partnership intends to use the net proceeds from this offering to reduce the indebtedness outstanding under the $400 million revolving credit facility of its wholly-owned subsidiary, Sunoco Logistics Partners Operations L.P., and for general partnership purposes.

Citi, Barclays Capital and UBS Investment Bank are acting as joint book-running managers for the common unit offering.

A copy of the prospectus supplement and the accompanying prospectus related to this offering may be obtained from Citi, Brooklyn Army Terminal, Attention: Prospectus Delivery Dept., 140 58th Street, Brooklyn, NY, 11220, or by calling Citi toll-free at (800) 831-9146, or Barclays Capital, c/o Broadridge Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY, 11717, or by calling Barclays Capital toll-free at (888) 603-5847 or by e-mail at barclaysprospectus@broadridge.com, or UBS Investment Bank, Prospectus Dept., 299 Park Avenue, New York, NY, 10171, or by calling UBS Investment Bank toll-free at (888) 827-7275.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 2,300 miles of primarily refined product pipelines located in the Northeastern and Midwestern United States, the recently acquired MagTex Pipeline System, and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of approximately 9.7 million shell barrels of refined products terminal capacity and approximately 21.2 million shell barrels of crude oil terminal capacity (including approximately 17.8 million shell barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 3,700 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 55.3 percent interest in Mid-Valley Pipeline Company, a 43.8 percent interest in the West Texas Gulf Pipe Line Company and a 37.0 percent interest in the Mesa Pipe Line System.

Note: This press release contains forward-looking statements. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Form 10-K filed with the Securities and Exchange Commission on February 24, 2009. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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